UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2015

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

001-32295
(Commission File Number)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 18, 2015, Fennec Pharmaceuticals Inc. (the “Company”) entered into Amendment No. 1 (“Amendment No. 1”) to its Exclusive License Agreement with Oregon Health & Science University ("OHSU"), dated as of February 20, 2013. Amendment No. 1, among other things, has added N-acetylcysteine therapy ("NAC") and/or in combination with sodium thiosulfate ("STS") under the Field of Use definition. Amendment No. 1 also extends the termination date of the Exclusive License Agreement to the later of (a) the date the last patent and patent application included in the patent rights covered by the Exclusive License Agreement have expired or been abandoned or (b) February 20, 2021 (8 years from the effective date of the Exclusive License Agreement).

The Exclusive License Agreement, as amended, will allow the Company at its election to buy down the royalty rate due to OHSU, as well as maintain the obligation for the Company to pay OHSU a percentage of all remuneration received by the Company in respect to intellectual property rights of NAC and/or STS. Under Amendment 1, milestone payments have been amended to include payments payable upon regulatory approval of NAC and or STS and Orphan Drug Application approval of NAC in combination of STS.

The foregoing descriptions of the Exclusive License Agreement and Amendment No. 1 do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Exclusive License Agreement, dated as of February 20, 2013, and the full text of Amendment No. 1. A copy of the Exclusive License Agreement and Amendment No. 1 will be filed as exhibits to the Company’s Form 10-Q for the quarter ending June 30, 2015. The Company plans to seek confidential treatment from the Securities and Exchange Commission for certain portions of the Exclusive License Agreement and Amendment No. 1, which will be omitted from the copies filed as exhibits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 21, 2015	FENNEC PHARMACEUTICALS INC.

	By:	/s/ Rostislav Raykov
Rostislav Raykov
Chief Executive Officer